UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2009 (July 9, 2009)

Toys “R” Us, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11609	22-3260693
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Geoffrey Way, Wayne, New Jersey 07470

(Address of Principal Executive Offices, including Zip Code)

(973) 617-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 9, 2009, Toys “R” Us Property Company I, LLC (the “Issuer”), formerly known as TRU 2005 RE Holding Co. I, LLC, a wholly-owned subsidiary of Toys “R” Us, Inc., entered into an indenture (the “Indenture”) among the Issuer, the Guarantors (as defined below), Toys “R” Us, Inc., solely with respect to certain covenants, and The Bank of New York Mellon, as trustee. Pursuant to the Indenture, the Issuer issued $950 million aggregate principal amount of 10.75% Senior Notes due 2017 (the “Notes”). The Notes are the Issuer’s senior unsecured obligations. The Issuer owns fee and leasehold interests in 359 properties in the United States, which it leases on a long term basis to Toys “R” Us – Delaware, Inc. (“Toys-Delaware”), the operating entity for all of Toys “R” Us, Inc.’s North American businesses, pursuant to a Master Lease.

The Notes are guaranteed by the all of the Issuer’s subsidiaries (the “Guarantors”). The Notes are solely the obligations of the Issuer and the Guarantors and will not be guaranteed by Toys “R” Us, Inc. or Toys-Delaware. The Notes were issued at a price equal to 97.399% of their face amount at maturity. The maturity date of the Notes is July 15, 2017. The interest rate on the Notes is 10.75% per year, payable semiannually on January 15 and July 15, commencing January 15, 2010.

The Issuer used the proceeds from the issuance of the Notes, together with proceeds from the transfer of certain properties to its affiliate Toys-Delaware, cash contributions from Toys “R” Us, Inc. and cash on hand to repay all outstanding borrowings under the Issuer’s $1.3 billion credit agreement, dated as of December 9, 2005, by and among the Issuer, as borrower, the Guarantors, Deutsche Bank AG, New York Branch as Administrative Agent and the lenders from time to time party thereto (the “Issuer Credit Facility”).

On or after July 15, 2013, the Notes may be redeemed at specified redemption prices, plus accrued and unpaid interest, if any. In addition, before July 15, 2012, the Issuer may redeem up to 35% of the Notes with the net cash proceeds from certain equity offerings. At any time prior to July 15, 2013, the Notes may be redeemed at a price equal to 100% of the aggregate principal amount of the Notes plus a “make-whole” premium. Following specific kinds of change of controls, the Issuer will be required to offer to purchase all of the Notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

The Notes and the Indenture restrict the ability of the Issuer and its subsidiaries to, among other things, incur indebtedness, pay dividends or make other distributions, make other restricted payments and investments, create liens, and incur restrictions on the ability of the Guarantors to pay dividends or make other payments. The Indenture also restricts the ability of Toys “R” Us, Inc. to cause or permit Toys-Delaware to incur indebtedness or make restricted payments. These covenants are subject to a number of important qualifications and limitations.

The Indenture also contains certain events of default after which the Notes may be declared due and payable immediately.

The notes were offered only to qualified institutional buyers pursuant to an exemption from registration set forth in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

The Issuer has agreed to use its reasonable efforts to register with the Securities and Exchange Commission notes having identical terms in all material respects as the Notes in an offer to exchange such registered notes for the Notes. The Issuer will use its reasonable efforts to complete the exchange offer within 365 days after the issue date of the Notes, or, if required, to file a shelf registration statement with respect to the Notes. If this obligation is not satisfied, the annual interest rate on the Notes will increase by 0.25%. The annual interest rate on the Notes will increase by an additional 0.25% for each subsequent 90-day period, up to a maximum additional interest rate of 0.50%. If such registration default is corrected, the applicable interest rate on such Notes will revert back to the original level.

This report shall not constitute an offer to sell or a solicitation of offers to buy any securities.

Item 1.02.	Termination of a Material Definitive Agreement

On July 9, 2009, in connection with the issuance of the Notes, the Issuer repaid in full all outstanding loans, together with interest and all other amounts due in connection with such repayment under the Issuer Credit Facility and terminated this facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

On July 9, 2009, Toys “R” Us, Inc. issued a press release to announce the completion of the offering of the Notes. A copy of the press release is being filed as Exhibit 99.1 to this report and is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following documents are attached as exhibits to this Current Report on Form 8-K:

Exhibit Number	Description

99.1	Press release dated July 9, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOYS “R” US, INC.

By:	/s/ F. Clay Creasey, Jr.
Name:	F. Clay Creasey, Jr.
Title:	Executive Vice President – Chief Financial Officer

Date: July 10, 2009

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated July 9, 2009.